EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI
Chairman and Chief Executive Officer

-Conference Call-
Fourth Quarter 2010 Earnings Announcement

January 26, 2011
Los Angeles, California

Thank you, Chris. Good morning, ladies and gentlemen.
In a few minutes, Steve Chazen will provide details on our financial results for the fourth quarter and full year of 2010. But first, I want to mention some key developments of the last week and of the past quarter that we believe are significant to continuing Oxy’s success in 2011 and beyond.
Last week, we announced that the Government of Abu Dhabi selected Oxy to participate in the development of the Shah gas field, one of the largest natural gas fields in the Middle East. Oxy will hold a 40-percent participating interest in a 30-year contract with Abu Dhabi National Oil Company holding the remaining 60-percent.
We are honored that the Abu Dhabi government has chosen Oxy to participate with them in this major project. This is another important step in the implementation of our growth strategy in the Middle East and in our relationship with the Emirate of Abu Dhabi.
You will recall that in 2007 Oxy submitted a bid on the Shah project and was not selected. However, development of the field under the agreement in principle announced last week provides an exciting opportunity to create value for the people of Abu Dhabi and for Oxy stockholders. We expect it to provide similar returns to Oxy as our traditional Middle East properties.
Working in close partnership with ADNOC, we will apply our expertise in this technically challenging project to develop high-sulfur content reservoirs within the Shah field. The project is anticipated to produce approximately 500 million cubic feet per day of sales gas – providing net to Oxy in the range of 200 million cubic feet per day. In addition, the project is expected to produce approximately 50,000 barrels per day of condensate and natural gas liquids – which we expect to yield in the range of 20,000 barrels per day net to Oxy.
ADNOC is already in the process of developing the field and the majority of its engineering procurement and construction contracts have already been awarded. Production from the field is scheduled to begin in 2014.
Capital expenditures for the entire project are estimated to be in the range of $10 billion with Oxy’s share proportional to the ownership.
Another key development for Oxy – as we announced last month – was a strategic adjustment we have made to our asset base in order to improve the company’s performance and profitability.
We are selling our oil and gas operations in Argentina – which have not performed to our expectations – to a subsidiary of Sinopec and expect after-tax proceeds to be approximately $2.5 billion.
We have made acquisitions in new producing areas for Oxy – North Dakota and South Texas – which we believe have solid potential for growth.
We expect the combination of these transactions to immediately improve our earnings, ROCE and free cash flow. The North Dakota acquisition has already closed and we anticipate the Argentina and South Texas transactions to close by the end of this quarter.
Two years ago we went into North Dakota with a modest amount of acreage in the oil-rich Bakken and Three Forks formations of the Williston Basin. Now we have expanded our position in the area to over 200,000 acres by purchasing approximately 180,000 net contiguous acres from a private seller for about $1.4 billion.
We expect to grow our production in the Williston Basin from these properties to about 30,000 BOE per day over the next five years.
The South Texas acquisition from Shell – for about $1.8 billion – gives us properties which have over 320 billion cubic feet of gas equivalent in proven developed reserves and are liquid-rich with a solid inventory of drilling opportunities.
Oxy is already a major producer in Texas, and these South Texas assets further expand our footprint in the state.
We anticipate the new U.S. assets to immediately yield reasonable earnings and produce good free cash flow – even at current gas prices. As gas prices improve in the future and we optimize overall area opportunities, these properties will fit well with our overall presence, performance and continued growth in the U.S.
The U.S. acquisitions, together with those we made in the third quarter, will replace our production from Argentina with better profits, ROCE and free cash flow.
As evidence of our confidence in Oxy’s performance with the addition of our new U.S. assets, Oxy’s Board of Directors has announced its intention to increase our common share dividend rate by 21 percent, to an annual rate of $1.84, effective with the April 15th payment. This will mark Oxy’s 10th dividend increase since 2002, bringing the compounded annual growth rate over the period to 15.6 percent.
In 2011 we will maintain our focus on delivering value to our stockholders and partners as we continue improving our asset base, while growing production and reserves.
I’ll now turn the call over to Steve Chazen to report on Oxy’s financial performance during the past quarter and full year.

###

Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Operating Officer

– Conference Call –
Fourth Quarter 2010 Earnings Announcement

January 26, 2011
Los Angeles, California

Thank you Ray.
Core income was $1.3 billion or $1.58 per diluted share in the fourth quarter this year, compared to $1.1 billion or $1.35 per diluted share in the fourth quarter of last year.  Net income was $1.2 billion or $1.49 per diluted share in the fourth quarter of 2010, compared to $938 million or $1.15 per diluted share in the fourth quarter of 2009.  As required by accounting rules, Argentina has been classified as a discontinued operation.  Therefore, Argentina's results have been excluded from continuing operations, net of tax, for all periods.  Details of Argentina's operating results for years 2008, 2009 and by quarters in 2010 are included in the Investors Relations Supplemental Schedules.  Argentina has not been profitable for the last four years.  The 2010 fourth quarter also included after-tax non-core charges of $175 million for impairments predominately of gas properties in the Rockies and an $80 million benefit related to  foreign tax credit carry-forwards.

The fourth quarter 2010 core income included $110 million higher pre-tax expense compared to the third quarter ($70 million after-tax or $0.09 per diluted share) from equity and related compensation programs mostly due to the effect of the steep increase in the company's stock price during this period.
Here’s the segment breakdown for the fourth quarter.
Oil and gas segment earnings for the fourth quarter of 2010 were $1.7 billion.  Realized crude oil prices increased 11 ½ percent in 2010 but domestic natural gas prices declined 5 ½ percent from the fourth quarter of 2009.
●	Production volumes for the fourth quarter of 2010 were 753,000 BOE per day, a 5 percent increase compared with 717,000 BOE per day for the fourth quarter of 2009.
●

Fourth quarter production of 753,000 BOE per day was slightly higher than third quarter's production of 751,000 BOE per day.  Fourth quarter volumes, compared to the third quarter, were negatively impacted by 10,000 BOE per day from the effects of our production sharing contracts, 6,000 BOE per day due to strikes in Argentina and inclement weather in December, which impacted our California production.  In California, oil production was higher by 2,000 barrels per day in the fourth quarter compared to the third quarter, but was offset by 1,000 BOE per day resulting from higher oil prices affecting production sharing and similar contracts at our THUMS operation and by 3,000 barrels per day of lower natural gas liquids volumes resulting from lower gas production.

●	Excluding Argentina, worldwide oil and gas production for the fourth quarter of 2010 was 714,000 BOE per day. Third quarter

2010 production would have been 706,000 BOE per day if Argentina were excluded.
●

Fourth quarter sales volumes were 751,000 BOE per day.  Sales volumes differ from production volumes above due mainly to a fourth quarter lifting in Argentina, which slipped from the third quarter, partially offset by Iraq production, which will be sold in 2011 and a lifting in Colombia, which was sold in the first quarter of 2011.

●	Exploration expense was $54 million in the quarter.
Chemical segment earnings for the fourth quarter of 2010 were $111 million and in line with our earlier guidance.
Midstream segment earnings for the fourth quarter of 2010 were $202 million, compared to $163 million in the third quarter of 2010 and $81 million in the fourth quarter of 2009.  The increase in earnings was mainly due to higher trading and marketing income.
The worldwide effective tax rate was 38 percent for the fourth quarter of 2010.
Let me now turn to Occidental's performance during the twelve months.
Core income was $4.7 billion or $5.72 per diluted share for the twelve months of this year, compared with $3.2 billion or $3.92 per diluted share for the full year of 2009.  Net income was $4.5 billion or $5.56 per diluted share for the twelve months of 2010, compared with $2.9 billion or $3.58 per diluted share for the same period of 2009.  Income for the twelve months of 2010 included $134 million of charges, net of tax and 2009 included $277 million of charges, net of tax, for the items noted on the schedule reconciling net income to core results.

Oil and gas cash production costs, which exclude production and property taxes, were $10.19 a barrel for 2010, excluding Argentina.  Last year's twelve-month costs were $8.95 a barrel, on the same basis.  The year-over-year increase reflects $0.32 a barrel in higher CO2 costs, due to our decision to expense 100% of injected CO2 beginning in 2010, and higher field support operations, workovers and maintenance costs.
Taxes – other than on income were $1.83 per barrel for 2010 compared to $1.67 per barrel for all of 2009.  These costs, which are sensitive to product prices, reflect the effect of higher crude oil and gas prices in 2010.
Capital spending for the fourth quarter of 2010 was about $1.4 billion and $3.9 billion for the twelve months, excluding Argentina.  Capital expenditures by segment were 80 percent in Oil and Gas, 13 percent in Midstream with the remainder in Chemicals.
Cash flow from operations for the twelve months of 2010 was $9.1 billion, excluding Argentina.  We used $3.9 billion of the company’s cash flow to fund capital expenditures, $4.7 billion on acquisitions and $225 million on foreign contracts.  These investing cash flow uses amounted to $8.8 billion.  We issued $2.6 billion of senior debt in the fourth quarter.  We also used $1.2 billion to pay dividends and $310 million to retire debt.  Argentina's net cash flow for the year was a negative $125 million, after spending $415 million for capital expenditures and contract extension payments.  These and other net cash flows increased our $1.2 billion cash balance at the end of last year by $1.4 billion to $2.6 billion at December 31.  Free cash flow from continuing operations after capital spending and dividends but before acquisition activity and debt retirements was about $4.3 billion.

Acquisitions
●

Our acquisition costs in the fourth quarter were $3.1 billion, which included the previously announced purchases and oil and gas bolt-on properties, mainly in the Permian.  We expect to close the purchase of several additional properties and the sale of Argentina in the first quarter of 2011.

●	During the year we spent $4.1 billion on Oil & Gas acquisitions, of which about 50 percent was on unproved properties.

On a preliminary basis, our 2010 reserve replacement ratio was about 150 percent.  Approximately one-third of the current year reserve adds came from acquisitions.  We will provide additional details regarding reserves as soon as the information is available.
The weighted-average basic shares outstanding for the twelve months of 2010 were 812.5 million and the weighted-average diluted shares outstanding were 813.8 million.
Our debt to capitalization ratio was 14 percent at the end of the year.  Oxy's 2010 return on equity was 14.7 percent, with return on capital employed of 13.2 percent.

As we look ahead in the current quarter:
●	Our first quarter 2011 production will be impacted by the following factors:
	○	We will no longer report Argentina production.
○

The timing of the completion of the new acquisitions.  While the acquisition of the oil and gas properties in North Dakota closed at yearend, the acquisition of the South Texas properties is yet to close.

○

Planned one month maintenance and production shut-downs at Elk Hills and Dolphin.  The impact of the Elk Hills shutdown, which will only impact natural gas and liquids production, will be about 8,000 BOE per day for the first quarter of 2011.  The impact of the Dolphin shutdown will be about 5,000 BOE per day for the quarter.

●

We expect the first quarter oil and gas production volumes to be between 740,000 and 750,000 BOE/day at fourth quarter average oil prices of $85.00 WTI.  We expect sales volumes to be around 725,000 BOE per day.  A $5.00 increase in WTI would reduce our daily volumes by about 5,500 BOE per day.

●

Once we know the first quarter's results and the timing and the initial production rates on transfer from the pending acquisitions, we can provide an accurate full year production guidance.  Production growth will resume in the second quarter.  We reasonably expect that by at least the second half of the year, production would be similar to the run rate we showed you in last May's investor presentation, adjusted for oil price changes.

With regard to prices -
●	At current market prices, a $1.00 per barrel change in oil prices impacts quarterly earnings before income taxes by about $41 million. The average fourth quarter WTI oil price was $85.17 per barrel.
●	A swing of 50-cents per million BTUs in domestic gas prices has a $36 million impact on quarterly earnings before income taxes. This is a significant increase in gas price sensitivities from what we have given you in the past. The current NYMEX gas price is around $4.50 per MCF.
Additionally -
●	We expect exploration expense to be about $85 million for seismic and drilling for our exploration programs.
●	The chemical segment is expected to provide earnings for the first quarter of about $125 million. We expect margins and volumes to continue to improve as the economy strengthens.
●

We expect our combined worldwide tax rate in the first quarter of 2011 to be about 40 percent.  Our fourth quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

For all of 2011:
●

We expect capital spending for the total year to be about $6.1 billion compared to the total 2010 capital of $3.9 billion.  Both amounts exclude Argentina and the Shah Field Development Project.  Occidental's share of the Shah Field development capital will total about $4 billion over the next several years.  Our 2011 capital is close to our fourth quarter annualized run rate of $5.5 billion and in line with the five-year capital plan we gave you in the May investor presentation plus the capital that was deferred from 2010.  The breakdown of the 2010 and 2011 capital by area and segment is included in the Investor Relations Supplemental Schedules.

●	Our Oil and Gas DD&A expense for 2011 should be approximately $11.75 per BOE. Depreciation for the other two segments should be approximately $500 million.
●	California Update –
●

We have about 520 geologically viable (so-called de-risked) shale drilling locations in California excluding traditional Elk Hills.  Of these locations, about 250 are both outside of Elk Hills proper and the Kern County Discovery Area.

●

During 2011, based on a conservative view of the permitting process, we expect to drill a total of 107 shale wells outside Elk Hills proper.  As additional permits become available, the level of drilling activity would pick-up during the year.

●

We will also drill about 28 exploration wells in California in 2011.  Approximately 50 percent of these wells will be for conventional exploration.  We expect that the exploration activity will, at a minimum, create more unconventional drilling locations.

●	Copies of the press release announcing our fourth quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
Now we're ready to take your questions.

Occidental Petroleum Corporation
Free Cash Flow
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)
Twelve Months
2010
Consolidated Statement of Cash Flows
Cash flow from operating activities	9,349
Cash flow from investing activities	(9,078)
Cash flow from financing activities	1,083
Change in cash	1,354

Free Cash Flow
Cash flow from operating activities	9,345
Less:operating cash flow from discontinued operations	(210)
Operating cash flow from continuing operations	9,135
Capital spending	(3,940)
Cash dividends paid	(1,159)
Equity method investment dividends	217
Free cash flow from continuing operations	4,253

Occidental Petroleum Corporation
Return on Capital Employed (ROCE)
Reconciliation to Generally Accepted Accounting Principles (GAAP)

	2009	2010
RETURN ON EQUITY (%)	10.3	14.7

RETURN ON CAPITAL EMPLOYED (%)	9.6	13.2

	2009	2010
GAAP measure - net income attributable	2,915	4,530
to common stock
Interest expense	109	93
Tax effect of interest expense	(38)	(33)
Earnings before tax-effected interest expense	2,986	4,590

GAAP stockholders' equity	29,159	32,484

Debt
GAAP debt
Debt, including current maturities	2,796	5,111
Non-GAAP debt
Capital lease obligation	25	-
Total debt	2,821	5,111

Total capital employed	31,980	37,595

ROCE	9.6	13.2

ROE	10.3	14.7

ROCE-ROE